Exhibit 99.1

                Golden Enterprises Announces Quarterly Earnings

     BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 31, 2007--Golden Enterprises, Inc.'s (NASDAQ: GLDC) basic and diluted income per share for the thirteen weeks ended June 1, 2007 was $.05 compared to $.01 on net sales of $29,281,775 versus $28,264,986 last year, a 4% increase.

     For the 52 weeks ended June 1, 2007, net income per share was $.10 versus $.02 per share for the 52 weeks ended June 2, 2006. Net sales were $110.8 million for the year ended June 1, 2007, versus $106.6 million for the year ended June 2, 2006, an increase of 4%.

     Net income increased 309% for the thirteen weeks ended and 320% for the fifty-two week period. Efficiencies and increase in net sales offset the pressures of higher fuel prices, health care and rising commodity costs.

     Looking ahead, we expect the considerable momentum evident in our year end summary to continue. We contribute to the sales growth of our customers by doing what we do best: Exceeding their expectations through quality products and excellent service. Overall, Golden Flake is well positioned and equipped to seize the opportunities that will arise, and to mitigate the inevitable challenges of trans-fat free oil cost and competition in the corn market with ethanol production.

     The following is a summary of net sales and income information.


                      Three Months Ended        Twelve Months Ended
                   ---------------------------------------------------
                                              52 Weeks     52 Weeks
                     Thirteen Weeks Ended        Ended        Ended
                   June 1, 2007 June 2, 2006 June 1, 2007 June 2, 2006
                   ---------------------------------------------------

Net Sales           $29,281,775  $28,264,986 $110,826,925 $106,546,696

Income before
 income taxes         1,076,112      470,082    2,015,139      687,322
Income taxes            455,401      318,170      801,905      398,386
                   ------------ ------------ ------------ ------------
Net income             $620,711     $151,912   $1,213,234     $288,936

Basic and diluted
 income per share         $0.05        $0.01        $0.10        $0.02
                   ============ ============ ============ ============

Basic weighted
 shares
 outstanding         11,835,330   11,835,330   11,835,330   11,835,330
                   ============ ============ ============ ============

Diluted weighted
 shares
 outstanding         11,835,330   11,835,330   11,835,330   11,835,659
                   ============ ============ ============ ============


     This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Golden Enterprises, Inc.
              Patty Townsend, 205-458-7132